Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-230919

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 3 dated April 1, 2021

(to Prospectus dated April 17, 2019)

1,534,628 shares of common stock

This Prospectus Supplement No. 3 updates, amends, and supplements the information previously included in the Prospectus dated April 26, 2019, as amended by Prospectus Supplement No. 1 dated February 18, 2020 and Prospectus Supplement No. 2 dated March 26, 2021, relating to the sale or other disposition from time to time of up to 3,670,551 shares of our common stock, $0.001 par value per share, issuable upon the exercise of warrants held by the selling stockholders named in the prospectus, including their transferees, pledgees, donees or successors. We are not selling any shares of common stock under the prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

The sole purpose of this prospectus supplement is to modify certain information in the prospectus set forth under the caption “The Offering” to update information regarding the extension of the termination date of the warrants to purchase common stock held by the selling stockholders identified in the prospectus.

On April 1, 2021, we extended the termination date of the warrants to purchase common stock held by the selling stockholders. The warrants were due to expire on April 5, 2021. We extended the termination date to April 5, 2024. The warrants are exercisable for an aggregate of 1,534,628 shares of our common stock.

This prospectus supplement should be read in conjunction with the prospectus, Supplement No. 1 and Supplement No. 2, which are required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus, Supplement No. 1 and Supplement No. 2 except to the extent that the information herein modifies or supersedes the information contained in the prospectus, Supplement No. 1 and Supplement No. 2. Except as amended by this prospectus supplement, the “The Offering” section of the prospectus is not otherwise affected by this prospectus supplement.

This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the prospectus, including all amendments and supplements thereto.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 3 is April 1, 2021.

On April 1, 2021, we extended the termination date of the warrants to purchase common stock held by the selling stockholders. The warrants were due to expire on April 5, 2021. We extended the termination date to April 5, 2024. The warrants are exercisable for an aggregate of 1,534,628 shares of our common stock.

The information regarding the warrants in the “The Offering” section of the prospectus is hereby amended as follows:

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,534,628 shares of our common stock issuable upon exercise of the following warrants:

●	warrants for 1,294,498 shares of common stock issued in a private placement in April 2019 to investors with an exercise price of $1.42 that expire on April 5, 2024; and
●	warrants for 240,130 shares of common stock issued in April 2019 to the placement agent for the private placement, with an exercise price of $1.93125 per share that expire on April 5, 2024.